Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-95854) and Form S-8 (Nos. 33-82968, 33-98896, 333-04633, 333-82183, 333-58192, 333-19240, 333-109241) of Movie Gallery, Inc. of our report dated March 17, 2005 relating to the financial statements, managements assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Hollywood Entertainment Corporation, which appears in the Current Report on Form 8-K/A of Movie Gallery, Inc. dated July 11, 2005.

PricewaterhouseCoopers LLP
Portland, Oregon
July 11, 2005